October 16, 1996                             Point of Contact: Charles J. Viater
                                                                   President/CEO


                      MFB CORP. ANNOUNCES DIVIDEND INCREASE

         Mishawaka, Indiana - MFB Corp. (NASDAQ//MFBC) (the "Corporation"), parent company of Mishawaka Federal Savings (the "Bank") based in Mishawaka, Indiana, announced today that the Corporation has declared a cash dividend of $.08 on each share of its Common Stock for the quarter ended September 30, 1996. The dividend is payable on November 19, 1996 to holders of record on November 5, 1996.

         "This dividend is part of our ongoing effort to reward our shareholders for the confidence they have shown in the Bank over the years. We trust that this action today will serve to reinforce that confidence," according to Charles
J. Viater, President and CEO of both the Corporation and the Bank. "This dividend represents a 33% increase over the dividend declared for the quarter ended June 30, 1996. This increase is directly attributable to the continued growth in the Bank's core earnings," he added. The Bank is a wholly owned subsidiary of MFB Corp. with assets of $224 million as of September 30, 1996.